Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 25, 2023, except for Notes 3(a) and 7, as to which the date is October 31, 2023 and Note 3(k), as to which the date is January 23, 2024, with respect to the financial statements of ArriVent BioPharma, Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 25, 2024